Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ConnectOne Bancorp, Inc. (formerly Center Bancorp, Inc.)
Englewood Cliffs, NJ

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-196933, No. 333-100884, No. 333-110710, No.333-157189, No. 333-165787, and No. 333-189210 and Form S-8 No. 333-197239, No. 333-37436, No. 333-37434, No. 333-116174, No. 333-125747, No. 333- 148323 and No. 333-160111 of ConnectOne Bancorp, Inc. of our reports dated March 5, 2014, relating to the consolidated financial statements and the effectiveness of ConnectOne Bancorp, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO, USA LLP
BDO, USA LLP
Philadelphia, Pennsylvania
March 13, 2015